Exhibit 11.1

Computation of Earnings Per Share

The Company follows Financial Accounting Standards Board's Statement No. 128, "Earnings Per Share" ("SFAS 128"), codified in ASC 260, in which income for Basic Earnings Per Share ("EPS") is adjusted for dividends attributable to preferred stock and is based on the weighted average number of common shares outstanding. Diluted EPS is computed by using the weighted average number of common shares outstanding, increased by the assumed conversion of the convertible preferred stock and the assumed conversion of stock options and restricted stock.

The components of basic and diluted earnings per share for the years ended December 31, 2012, 2011 and 2010 are as follows:

	2012	2011	2010
Basic Net Income per Common Share
Available to Common Stockholders:
Net income	$14,025,000	$11,372,000	$8,761,000
Preferred stock dividends	(4,252,000)	(3,576,000)	(2,240,000)
Net income available to common stockholders	$9,773,000	$7,796,000	$6,521,000
Weighted average common shares outstanding	6,023,289	6,042,015	6,092,670
Basic earnings per common share	$1.62	$1.29	$1.07
Diluted Net Income per Common Share
Available to Common Stockholders:
Net income available to common stockholders	$9,773,000	$7,796,000	$6,521,000
Effect of assumed preferred stock conversion	—	—	—
Net income applicable to diluted earnings per share	$9,773,000	$7,796,000	$6,521,000
Weighted average common shares outstanding	6,023,289	6,042,015	6,092,670
Dilutive potential common shares:
Assumed conversion of stock options	4,473	10,515	24,057
Restricted stock awarded	116	1,741	—
Assumed conversion of preferred stock	—	—	—
Dilutive potential common shares	4,589	12,256	24,057
Diluted weighted average common shares outstanding	6,027,878	6,054,271	6,116,727
Diluted earnings per common share	$1.62	$1.29	$1.07

The following shares were not considered in computing diluted earnings per share for the years ended December 31, 2012, 2011 and 2010 because they were anti-dilutive:

	2012	2011	2010
Stock options to purchase shares of common stock	108,125	202,970	202,970
Average dilutive potential common shares associated with convertible preferred stock	2,290,110	1,998,652	1,122,833